EXHIBIT 99.1

Major League Football (MLFB) Chief Operating Officer and Special Consultant Update

Lakewood Ranch, Florida / Accesswire / July 8, 2022 / Major League Football, Inc. (OTC Symbol MLFB ) announced that Richard Nichols has resigned as Chief Operating Officer (COO). Steve Videtich, our Vice President of Team Interface, will assume the COO duties temporarily. With over 25 years in pro football, Steve brings a unique skill set to the Company as he has been a player, coach, and general manager. Mr. Videtich has experience at both the Team and League levels and understands the challenges of starting from scratch and growing a professional sports organization, including being the general manager of the Utah Blaze in the Arena League Football league.

“We appreciate the services provided by Rick Nichols as COO and will miss his professionalism and counsel tremendously” said CEO Frank Murtha. “We are confident that Steve Videtich will do very well in taking on the new temporary operations responsibilities. MLFB is committed to helping everyone grow in their positions, and this upward move for Steve just reinforces the importance that we place on being a developmental company.”

Finally, we are pleased to announce that Tom Lewand, our Operations Special Consultant, will be assuming increased duties related to MLFB operations. Mr. Lewand is the former President of the Detroit Lions, Inc., Ford Field and Subsidiaries. Tom is a dynamic, team-based, results-oriented executive with a strong track record of performance in one of the world’s top professional sports industries with experience in leadership of one of the hottest retail brands in the United States. “We are excited for the unique skill set and experience that Tom Lewand will be bringing to the table for MLFB as we move forward.” said CEO Frank Murtha.